(d)(3)(vii)

FOURTH AMENDMENT TO SUB-ADVISORY AGREEMENT

ING MUTUAL FUNDS

This Fourth Amendment, effective as of August 1, 2008, amends the Sub-Advisory Agreement (the “Agreement”) dated the 1st day of August, 2003, as amended, between ING Investments, LLC, an Arizona limited liability company (the “Manager”), and ING Investment Management Co. (formerly Aeltus Investment Management, Inc.), a Connecticut corporation (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of August 1, 2008.

NOW, THEREFORE, the parties agree as follows:

1. Section 2 (b) (i), (ii) and (iii) and Section 2 (c) will be deleted in their entirety.

2. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

ING INVESTMENT MANAGEMENT CO.

By:	/s/ Dan Wilcox
Name:	Dan Wilcox
Title:	SVP, Head of Corporate Finance